Exhibit 99.1

MONTROSE ENVIRONMENTAL GROUP ANNOUNCES STRONG

FOURTH QUARTER AND FULL YEAR 2020 RESULTS

- Growing Demand for Montrose’s Innovative Environmental Solutions—

- Provides Full Year 2021 Growth Outlook—

IRVINE, California (March 24, 2021) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the fourth quarter and full year ended December 31, 2020 and provided its full year 2021 outlook.

Full Year and Fourth Quarter 2020 Highlights

•	2020 revenue of $328.2 million increased 40.4% compared to the prior year. Fourth quarter revenue of $108.7 million increased 60.2% compared to the prior year quarter.

•

2020 Net loss of $57.9 million compared to a net loss of $23.6 million in the prior year. Fourth quarter net income of $0.8 million compared to a net loss of $11.3 million in the prior year quarter. Net loss for full year 2020 primarily due to non-cash fair value adjustments and non-capitalizable IPO expenses.

•	2020 Adjusted EBITDA[1] of $54.5 million grew 74.4% compared to the prior year. Fourth quarter Adjusted EBITDA[1] of $18.3 million increased 74.1% compared to the prior year quarter.

•	2020 Adjusted EBITDA margin[1] increased to 16.6% compared to 13.4% in the prior year. Fourth quarter adjusted EBITDA margin[1] improved to 16.8% compared to 15.5% in the prior year quarter.

“Fourth quarter and full year results were terrific, reflecting the resiliency in our diversified business and growing demand for our innovative environmental solutions,” stated Vijay Manthripragada, Montrose’s Chief Executive Officer. “Our strong fourth quarter capped our debut year as a public company. We produced record total revenue, generated net income and delivered record Adjusted EBITDA and Adjusted EBITDA margin for the quarter. We built on our existing customer relationships and expanded our market share. We continued our high growth trajectory and we are particularly pleased with our delivery of 17% combined organic growth, including organic growth from CTEH, our environmental response business, for the full fiscal year 2020; exclusive of CTEH, our organic growth was 4%2. Our strong performance with a challenging COVID-19 backdrop in 2020 is a testament to the excellence and dedication of our employees for whom I am very grateful.”

(1)

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure.

(2)

CTEH was acquired in April 2020 and calculation of combined growth excludes projects contributing more than $4m of revenue in a fiscal year. Organic growth is a non-GAAP measure. See the appendix to this release for a discussion of how we calculate organic growth.

Mr. Manthripragada continued, “We believe the emphasis placed on better environmental stewardship by our customers, by our communities, by the capital markets, and by regulators will continue to drive our industry forward. Though we are resilient across political cycles, we expect the environmental priorities of the current U.S. Congress and presidential administration to further accelerate our momentum. In addition, we believe the capital we allocated to research, development and innovation is contributing to our organic growth and benefitting our customers and shareholders. As a result, we are confident in our ability to continue delivering strong organic growth and accretive acquisitions that advance our objective of becoming the leading global environmental solutions provider.”

Fourth Quarter 2020 Results

Total revenue in the fourth quarter of 2020 increased 60.2% to $108.7 million, compared to $67.9 million in the prior year quarter. Excluding discontinued services, which contributed no revenue in the fourth quarter 2020 and $2.9 million in the fourth quarter 2019, total revenue increased 67.2%. The increase in revenues was driven by the acquisition of CTEH in April 2020 and organic growth in our Measurement and Analysis segment, partially offset by a decrease in revenues in our Remediation and Reuse segment. Revenue in all segments was impacted by COVID-19, primarily in the form of delays in project start dates, partially offset by COVID-19 related projects performed by CTEH.

Net income was $0.8 million, compared to a net loss of $11.3 million in the prior year quarter. The year-over-year change was primarily attributable to an increase in both revenues and margins, as well as lower expenses related to fair value adjustments to certain financial instruments and contingent earn-out payments, partially offset by higher tax expense.

Adjusted EBITDA1 increased to $18.3 million, compared to $10.5 million in the prior year quarter. The increase in Adjusted EBITDA1 was primarily driven by higher revenues and favorable shifts in business mix. Adjusted EBITDA margin1 improved 130 basis points to 16.8%, compared to 15.5% in the prior year quarter, mainly due to business mix, operating leverage at the segment level and temporary cost containment measures in response to COVID-19.

Full Year 2020 Results

Total revenue in the full year 2020 increased 40.4% to $328.2 million, compared to $233.9 million in the prior year period. Excluding discontinued services, which generated revenues of $3.8 million and $18.4 million in the full year 2020 and 2019, respectively, total revenue increased 50.5% due to acquisitions and organic growth. Increased revenues in our Measurement and Analysis and Remediation and Reuse segments was attributable to organic growth and acquisitions. Growth in our Assessment, Permitting and Response segment was due to the acquisition of CTEH.

Net loss was $57.9 million, compared to a net loss of $23.6 million in the prior year period. The year-over-year difference in net loss primarily reflected an increase in net expenses from fair value adjustments to certain financial instruments and contingent earn-out payments, as well as from expenses associated with the Company’s initial public offering.

Adjusted EBITDA1 increased 74.4% to $54.5 million, compared to $31.2 million in the prior year. The increase in Adjusted EBITDA1 was primarily due to higher revenues and favorable shifts in business mix. Adjusted EBITDA margin1 improved 320 basis points to 16.6%, compared to 13.4% in the prior year period.

Cash provided by operating activities for the full year ended December 31, 2020 was $1.9 million, compared to cash provided by operating activities of $17.0 million in the prior year. The change between periods mainly reflects an increase in working capital investments of $12.8 million, higher contingent earnout payments of $6.4 million, higher non-capitalized IPO and secondary offering-related costs of $7.0 million, and higher interest payments of $6.1 million. Excluding acquisition-related contingent earnout payments and non-capitalized IPO-related costs, which are not part of recurring operations, cash flow provided by operating activities decreased $1.8 million versus the prior year, primarily due to higher receivables caused by significant fourth quarter revenue growth. Overall days sales outstanding at December 31, 2020, remained unchanged compared to the prior year.

Liquidity and Capital Resources

In October 2020, Montrose improved its borrowing costs through the repricing of its $175.0 million term loan facility which matures in 2025. The interest rate spread on the term loan was reduced by 50 basis points to LIBOR, with a 1.00% floor, plus 4.50%, compared to the prior rate of LIBOR, with a 1.00% floor, plus 5.00%.

At December 31, 2020, Montrose had total debt, net of deferred debt issuance costs, of $175.9 million and $84.4 million of liquidity, including $34.4 million of cash and $50.0 million of availability on its revolving credit facility. As of December 31, 2020, the Company’s leverage ratio under its credit facility, which includes the impact of acquisition-related contingent earnout payments that may become payable in cash, was 2.7 times. Excluding contingent earnout payments of $4.4 million related to CTEH estimated 2021 earnings, an amount which may vary given the environmental emergency response nature of their work, the Company’s leverage ratio was 2.6 times.

Acquisitions

In January 2021, Montrose acquired MSE Group (“MSE”), a leading provider of environmental services primarily to the U.S. federal government. The addition of the MSE team is strategically additive to our Remediation and Reuse Segment, increases our environmental service offerings for select U.S. federal agencies, and expands our geographic presence in the Southeast U.S. The Company’s M&A pipeline and outlook for deal activity in 2021 remain strong.

Full Year 2021 Outlook

The Company is introducing its full year 2021 outlook for Adjusted EBITDA1 to be in the range of $61 million to $67 million, reflecting anticipated year-over-year revenue growth of approximately 20% at the mid-point. The Company expects Adjusted EBITDA margin1 to be in the range of 16.0% to 17.0% for full year 2021.

The current outlook is based on a combination of mid-to-high single digit organic growth plus the contribution of completed acquisitions. The outlook does not include any benefit from future acquisitions that have not yet been completed.

We have successfully grown revenue in excess of 20% every year and expect to meet or exceed that threshold in 2021. In addition, we expect to continue adding strategically and financially accretive acquisitions that are not yet reflected in our 2021 guidance or outlook. Because demand for environmental services is not driven by specific or predictable patterns in one or more fiscal quarters, the Company’s business is better assessed on yearly results.

Webcast and Conference Call

The Company’s senior management will host a webcast and conference call on Wednesday, March 24, 2021 at 5:00 p.m. Eastern time to discuss fourth quarter and full year financial results. Their prepared remarks will be followed by a question and answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-877-407-9208 (Domestic) and 1-201-493-6784 (International). For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today, and prepare for what’s coming tomorrow. With approximately 2,000 employees across over 70 locations around the world, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling the Company to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Further, many of these factors are, and may continue to be, amplified by the COVID-19 pandemic. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Rodny Nacier

(949) 988-3383

ir@montrose-env.com

Media Relations:

Doug Donsky

(646) 361-1427

Montrose@icrinc.com

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

	For the Year Ended December 31,		For the Quarter Ended December 31,
	2020	2019	2020	2019
REVENUES	$328,243	$233,854	$108,741	$67,876
COST OF REVENUES (exclusive of depreciation and amortization shown below)	215,492	163,983	73,377	47,735
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	78,638	49,109	20,736	13,751
INITIAL PUBLIC OFFERING EXPENSE	6,908	610	—	504
FAIR VALUE CHANGES IN BUSINESS ACQUISITIONS CONTINGENT CONSIDERATION	12,942	1,392	(4,445)	2,062
DEPRECIATION AND AMORTIZATION	37,274	27,705	10,190	7,443

(LOSS) INCOME FROM OPERATIONS	(23,011)	(8,945)	8,883	(3,619)

OTHER EXPENSE:
Other expense	(20,268)	(10,978)	(2,734)	(7,339)
Interest expense—net	(13,819)	(6,755)	(2,923)	(2,165)

Total other expenses—net	(34,087)	(17,733)	(5,657)	(9,504)

(LOSS) INCOME BEFORE BENEFIT FROM INCOME TAXES	(57,098)	(26,678)	3,226	(13,123)
INCOME TAXES EXPENSE (BENEFIT)	851	(3,121)	2,414	(1,813)

NET (LOSS) INCOME	$(57,949)	$(23,557)	$812	$(11,310)

EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION	111	(40)	84	(43)

COMPREHENSIVE (LOSS) INCOME	$(57,838)	$(23,597)	$896	$(11,353)

ACCRETION OF REDEEMABLE SERIES A-1 PREFERRED STOCK	(17,601)	(19,616)	—	(5,275)
REDEEMABLE SERIES A-1 PREFERRED STOCK DEEMED DIVIDEND	(24,341)	—	—	—
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK DIVIDEND	(6,970)	—	(4,100)	—

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(106,861)	$(43,173)	$(3,288)	$(16,585)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—BASIC AND DILUTED	16,479	8,789	24,909	8,789

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS—BASIC AND DILUTED	$(6.48)	$(4.91)	$(0.13)	$(1.89)

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash	$34,386	$6,411
Restricted cash	495	473
Accounts receivable—net	54,102	45,927
Contract assets	38,576	13,605
Prepaid and other current assets	6,709	5,618
Income tax receivable	—	1,205

Total current assets	134,268	73,239
NON-CURRENT ASSETS:
Property and equipment—net	34,399	27,036
Goodwill	274,667	127,058
Other intangible assets—net	154,854	102,549
Other assets	4,538	1,956

TOTAL ASSETS	$602,726	$331,838

LIABILITIES, REDEEMABLE SERIES A-1 PREFERRED STOCK, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRD STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	$34,621	$29,585
Accrued payroll and benefits	21,181	11,032
Business acquisitions contingent consideration, current	49,902	8,614
Warrant option	—	16,878
Income tax payable	256	—
Current portion of long-term debt	5,583	7,143

Total current liabilities	111,543	73,252
NON-CURRENT LIABILITIES:
Business acquisitions contingent consideration, long-term	4,565	379
Other non-current liabilities	2,523	—
Deferred tax liabilities—net	2,815	3,530
Conversion option	20,886	—
Contingent put option	—	7,100
Long-term debt—net of deferred financing fees	170,321	145,046

Total liabilities	312,653	229,307

COMMITMENTS AND CONTINGENCIES
REDEEMABLE SERIES A-1 PREFERRED STOCK $0.0001 PAR VALUE—
Authorized, issued and outstanding shares: 0 and 12,000 at December 31, 2020 and 2019; aggregate liquidation preference of $141.9 million at December 31, 2019	—	128,822
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK $0.0001 PAR VALUE—
Authorized, issued and outstanding shares: 17,500 and 0 at December 31, 2020 and 2019, respectively; aggregate liquidation preference of $182.2 million at December 31, 2020	152,928	—
STOCKHOLDERS’ EQUITY (DEFICIT) :
Common stock, $0.000004 par value; authorized shares: 190,000,000 and 25,000,000 at December 31, 2020 and 2019, respectively; issued and outstanding shares: 24,932,527 and 8,370,107 at December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	259,427	38,153
Accumulated deficit	(122,353)	(64,404)
Accumulated other comprehensive income (loss)	71	(40)

Total stockholders’ equity (deficit)	137,145	(26,291)

TOTAL LIABILITIES, REDEEMABLE SERIES A-1 PREFERRED STOCK, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$602,726	$331,838

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2020	2019
OPERATING ACTIVITIES:
Net loss	$(57,949)	$(23,557)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for bad debt	4,532	1,246
Depreciation and amortization	37,274	27,705
Stock-based compensation expense	4,849	4,345
Fair value changes in embedded derivatives	11,007	7,100
Fair value changes in business acquisitions contingent consideration	12,942	1,392
Fair value changes in the warrant options	9,312	4,060
Deferred income taxes	851	(3,121)
Amortization of deferred financing costs	1,810	560
Other	278	(363)
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable and contract assets	(19,202)	(6,588)
Prepaid expenses and other current assets	(956)	(2,461)
Accounts payable and other accrued liabilities	601	6,085
Accrued payroll and benefits	6,072	2,248
Payment of contingent consideration and other assumed purchase price obligations	(6,390)	—
Other assets	(3,181)	(1,609)

Net cash provided by (used in) operating activities	$1,850	$17,042

INVESTING ACTIVITIES:
Proceeds from property insurance	—	360
Purchases of property and equipment	(7,206)	(4,692)
Proceeds received from the sale of property and equipment	20	260
Proprietary software development and software licenses costs	(570)	(21)
Payment of assumed purchase price obligations	—	(1,520)
Proceeds from net working capital adjustment related to acquisitions	1,939	—
Cash paid for acquisitions—net of cash acquired	(173,923)	(81,370)

Net cash used in investing activities	$(179,740)	$(86,983)

FINANCING ACTIVITIES:
Proceeds from line of credit	104,390	146,338
Payments on line of credit	(201,980)	(68,747)
Proceeds from term loans	175,000	—
Repayment of term loans	(49,844)	(1,250)
Payment of contingent consideration and other assumed purchase price obligations	(6,004)	(1,113)
Repayment of capital leases	(2,848)	(1,972)
Proceeds from issuance of common stock in connection with initial public offering, net of issuance costs	161,288	—
Payments of deferred offering costs	(4,164)
Debt issuance and extinguishment cost	(5,217)	(435)
Proceeds from issuance of common stock	408	1,509
Issuance of series A-1 and series A-2 preferred stock and warrant, net of issuance costs	173,664	—
Redemption of the series A-1 preferred stock	(131,821)	—
Dividend payment to the series A-2 shareholders	(6,970)	—
Collection of notes receivable	—	122
Repayment of subordinated debt	—	—
Repurchase of options	—	—
Conversion of convertible preferred stock into cash	—	—
Repurchase of common stock	—	—

Net cash provided by financing activities	$205,902	$74,452

CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	28,012	4,511

	Year Ended December 31,
	2020	2019
Foreign exchange impact on cash balance	(15)	(116)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of year	6,884	2,489

End of year	$34,881	$6,884

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$11,947	$5,891

Cash paid for income tax	$171	$1,205

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Preferred stock deemed dividend—net of return from holders	$24,341	$—

Redemption of preferred stock in common shares	$26,801	$—

Accrued purchases of property and equipment	$432	$975

Property and equipment purchased under capital leases	$2,113	$4,347

Accretion of the redeemable series A-1 preferred stock to redeemable value	$17,601	$19,616

Common stock issued to acquire new businesses	$25,000	$4,047

Acquisitions unpaid contingent consideration	$54,467	$5,402

Offering costs included in accounts payable and other accrued liabilities	$—	$1,240

Write off of the subordinated debt embedded derivative	$—	$—

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including Adjusted EBITDA and Adjusted EBITDA margin. We calculate Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues for a given period.

Adjusted EBITDA and Adjusted EBITDA margin are two of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, as well as items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Adjusted EBITDA and Adjusted EBITDA margin in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Adjusted EBITDA and Adjusted EBITDA margin for 2021. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also provide information regarding organic growth, which is one of the measures management uses to asses our results of operations. We define organic growth as the change in revenues excluding revenues from acquisitions for the first twelve months following the date of acquisition and excluding revenues from businesses disposed of or discontinued. As a result of the significance of the CTEH acquisition to Montrose, and the potential annual volatility in CTEH’s revenues, we also disclose organic growth combined with the annual organic revenue growth of CTEH, but excluding CTEH’s revenues from projects contributing more than $4 million of revenue. We expect to continue to disclose organic revenue growth with and without CTEH. Organic growth is not, however, a measure of revenue growth calculated in accordance with GAAP and should be considered in conjunction with revenue growth calculated in accordance with GAAP.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands)

	For the Year Ended December 31,		For the Quarter Ended December 31,
	2020	2019	2020	2019
Net (loss) income	$(57,949)	$(23,557)	$812	$(11,310)
Interest expense	13,819	6,755	2,923	2,165
Income tax expense (benefit)	851	(3,121)	2,414	(1,813)
Depreciation and amortization	37,274	27,705	10,190	7,443

EBITDA	(6,005)	7,782	16,339	(3,515)
Stock-based compensation (1)	4,849	4,345	1,410	768
Start-up losses and investment in new services (2)	2,182	1,044	899	436
Acquisition costs (3)	4,344	3,474	577	1,124
Fair value changes in derivatives and warrant options (4)	20,319	11,160	2,827	7,101
Expenses related to financing transactions (5)	378	—	101	—
Fair value changes in business acquisitions contingent consideration (6)	12,942	1,392	(4,445)	2,062
Short term purchase accounting fair value adjustment to deferred revenue (7)	243	858	—	858
IPO expense and secondary offering costs (8)	7,657	610	749	505
Discontinued service lines and closing of Berkley lab (9)	5,662	577	(1,864)	1,209
Other losses and expenses (income) (10)	1,905	—	1,726	(27)

Adjusted EBITDA	$54,476	$31,242	$18,319	$10,521

(1)	Represents non-cash stock-based compensation expenses related to option awards issued to employees and restricted stock grants issued to directors.
(2)

Start-up losses related to losses incurred on (i) the expansion of lab testing methods and lab capacity, including into new geographies, (ii) expansion of our Canadian testing capacity in advance of new regulations, (iii) expansion of our Remediation services into new geographies and (iv) expansion into Europe in advance of projects driven by new regulations.

(3)	Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(4)

Amounts relate to the change in fair value of the embedded derivatives and warrant options attached to the Series A-1 preferred stock and the Series A-2 preferred stock. See Notes 16 and 17 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(5)

Amount represents non-capitalizable expenses associated with the issuance of the warrants in connection with the Series A-2 preferred stock. See Notes 13 and 17 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(6)

Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(7)	Represents the impact of the fair value adjustment to the carrying value of deferred revenue as of the date of acquisition of ECT2.
(8)	Represents expenses incurred by us to prepare for our initial public offering, as well as costs from IPO-related bonuses, and costs related to the November 2020 secondary public offering.
(9)

Represents loss (earnings) from the Discontinued Service Lines and the Berkeley lab. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Key Factors that Affect Our Business and Our Results” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(10)	Represents non-operational charges incurred as a result of lease abandonments and non-capitalizable ERP implementation and software abandonment costs as a result of the implementation of a new ERP.